Exhibit 5.1

601 Lexington Avenue New York, New York, 10022 United States +1 212 466 4800 www.kirkland.com	Facsimile: +1 212 446-4900

March 30, 2023

Bed Bath & Beyond Inc.

650 Liberty Avenue,

Union, New Jersey 07083

Ladies and Gentlemen:

We are acting as special counsel to Bed Bath & Beyond Inc., a New York corporation (the “Company”), in connection with its proposed offering pursuant to a registration statement on Form S-3, initially filed with the Securities and Exchange Commission (the “Commission”) on August 31, 2022, as amended as of its most recent effective date (February 6, 2023) (as so amended, including the documents incorporated by reference therein, the “Registration Statement”), and the prospectus, dated February 6, 2023 (the “Base Prospectus”), as supplemented by the prospectus supplement filed with the Commission on or about the date hereof under the Securities Act of 1933, as amended (the “Act”) (such prospectus supplement, as amended or supplemented, is hereinafter referred to as the “Prospectus Supplement”) and together with the Base Prospectus, the “Prospectus”), of up to $300,000,000 aggregate sales price of shares (the “ATM Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), under an “at-the-market offering” program.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company and Amended and Restated By-laws of the Company, as certified by the Secretary of the State of New York and the Corporate Secretary of the Company, as effective on the date hereof, (ii) minutes and records of the proceedings of the Company, (iii) the Registration Statement and (iv) the Prospectus.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due

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Bed Bath & Beyond Inc.

March 30, 2023

authorization, execution and delivery of all documents by the parties thereto other than the Company. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

We have also assumed that:

(i)	the ATM Shares offered do not violate any law applicable to the Company, or result in a default under or breach of any agreement or instrument binding upon the Company;

(ii)

the Company will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the ATM Shares being offered; and

(iii)

the ATM Shares offered comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the ATM Shares will be validly issued, fully paid and non-assessable when, issued, sold and paid for pursuant to the Sales Agreement, dated March 30, 2023 (the “Sales Agreement”), between the Company and B. Riley Securities, Inc., as sales agent and/or principal (the “Manager”), relating to the offer and sales by the Company, is duly authorized and validly executed and delivered by the Company and the other parties thereto.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the New York Business Corporation Law.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 on Current Report on Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the ATM Shares.

Bed Bath & Beyond Inc.

March 30, 2023

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The ATM Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. We assume no obligation to revise or supplement this opinion after the date of effectiveness should the New York Business Corporation Law be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP